N e w s  R e l e a s e



Contacts:  Optika Inc.                    Stapleton Communications Inc.
           Steve Johnson                  Bob Okunski
           Chief Financial Officer        650.470.4239
           719.548.9800                   optika@stapleton.com


Optika Inc. Announces $15 Million Investment from Thomas Weisel Capital Partners
   Investment to Be Used to Roll-Out B2B Trading Partner Resolution Networks


Colorado Springs, CO - February 9, 2000 - Optika Inc. (Nasdaq:OPTK), a leading provider of enterprise software and Internet solutions, today announced it has signed a definitive agreement for a $15 million investment from Thomas Weisel Capital Partners L.P., a private equity fund managed by Thomas Weisel Partners, to increase market presence and aggressively expand its sales force as the company further capitalizes on its leadership position in the formation of Trading Partner Resolution Networks (TM) for business-to-business transactions. Trading Partner Resolution Networks are interactive communities that help businesses and their trading partners to efficiently resolve transaction issues over the Web. Optika also announced today in separate releases its entry into the emerging B2B Web resolution marketplace and its new alliance with leading ASP and Web hosting company NaviSite, Inc. (Nasdaq: NAVI).

Under the terms of the investment, Thomas Weisel Capital Partners L.P. will purchase $15 million of convertible preferred stock and warrants. Alan Menkes, Partner and Co-Director of Private Equity at Thomas Weisel Partners, will also join the company's board of directors.

With Trading Partner Resolution Networks, organizations can now link business partners together in an e-process that delivers relevant transaction data and supporting documentation, and provides the means to quickly resolve transaction issues-- all through a standard Web browser. Benefits include reducing operating costs, building trading partner loyalty, and improving customer and vendor service.

"Optika is a premier example of the type of next-generation company transforming today's economy that corresponds with the Thomas Weisel Capital Partners' investment strategy," said Alan Menkes. "We share Optika's vision of the importance of B2B transaction resolution and feel that with their new strategic direction, Optika is well-positioned to take a leadership role in providing this type of technology to the business-to-business marketplace."

"Since we introduced Optika eMedia over a year ago, our vision has been to use the Internet to help companies improve their productivity and reduce their transaction costs by managing numerous types of transaction information, both paper and electronic," said Mark K. Ruport, president, CEO and chairman of Optika. "With our entry into the B2B Web resolution networks market, we are providing our customers with a comprehensive platform for decreasing B2B transaction cycle time and increasing overall accuracy. Also, with our recently announced agreement with NaviSite to deliver our applications via an ASP model, we will begin to dramatically impact solution delivery to our customers as we position the company for future growth."


About Thomas Weisel Partners

Thomas Weisel Partners is a research-driven merchant bank providing investment banking, institutional brokerage, private client services and private and public equity investing focused on next generation internet and internet infrastructure companies. In its inaugural year, the firm completed 106 transactions worth $23 billion, including 54 IPOs, 27 follow-ons, 14 M&A, and 11 private placements. In addition, Thomas Weisel Partners raised a $1.3
billion private equity fund.   The team at Thomas Weisel Partners has 450
employees, including 66 partners, and is headquartered in San Francisco with additional offices in New York, Boston and London. For more information about the firm, please visit our website at http://www.tweisel.com.

About Optika
As a leading provider of enterprise Internet and software solutions, Optika
Inc. (Nasdaq: OPTK) takes a pioneering approach to e-business by offering solutions which unite existing business practices with e-business. Trading Partner Resolution Networks(TM) are interactive communities that help businesses and their trading partners resolve B2B transaction issues over the Web.
Optika eMedia(TM), the company's flagship product, has been acclaimed by DocuLabs and InformationWeek as "the most impressive approach to the supply-chain extranet we've seen." Trading Partner Resolution Networks will integrate interactive resolution technologies with powerful image/document management, enterprise report management, workflow, and leading XML, EDI and ERP technologies. Optika, headquartered in Colorado Springs, Colorado, has been named one of the Top 250 Technology Companies by Software Magazine. For more information about Optika, contact the company at 719.548.9800 or visit www.optika.com.

Except for historical information contained herein, the matters discussed in this news release may contain "forward-looking statements" that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, adoption of new technology by Optika's customers, general business conditions in the software industry, Optika's relationships with its partners, availability of competing products and other risks detailed from time to time in the company's periodic filings with the Securities and Exchange Commission, including Optika's annual report on Form 10-K.

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